Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Clifton Bancorp Inc.

Clifton, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-195030, 333-195031 and 333-206583) of Clifton Bancorp Inc. of our reports dated June 8, 2016, relating to the consolidated financial statements and the effectiveness of Clifton Bancorp Inc.’s internal control over financial reporting, which appear in the Annual Report to Stockholders, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Woodbridge, New Jersey

June 8, 2016